Exhibit 28(d)(xi)
SUB-ADVISORY AGREEMENT
     AGREEMENT made this 31st day of January, 2010 between Pemberwick Investment Advisors LLC (the “Adviser”) and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”).
     WHEREAS, FundVantage Trust, a Delaware statutory trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated January 31, 2010 (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as investment adviser to the series of the Trust set forth on Schedule A attached hereto (the “Fund”) as such Schedule may be amended by mutual agreement of the parties hereto; and
     WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of a Fund, and the Sub-Adviser is willing to render such investment advisory services.
     NOW, THEREFORE, the parties hereto agree as follows:
1.	Duties of the Sub-Adviser. Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of the Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated the Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:
(a)	The Sub-Adviser shall, in its discretion and without prior consultation with the Adviser determine from time to time what Assets will be purchased, retained or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash.

(b)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein) and the Prospectus and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)	The Sub-Adviser shall determine the Assets to be purchased or sold by the Fund as provided in subparagraph (a) and will select brokers and dealers to effect all portfolio transactions subject to the requirements of the following sentence. In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available.

In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser is authorized to consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser or its affiliates to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, the Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Fund’s Assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)	In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Fund’s or the Adviser’s request, provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act.

(e)	The Sub-Adviser shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s Assets and shall provide the Adviser with such information upon request of the Adviser.

(f)	The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, including other investment companies and accounts following the same investment strategy as the Fund.

(g)	(i)	Except under the circumstances set forth in subsection (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Fund.
(ii)	The Sub-Adviser hereby agrees that upon 60 days’ written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in the Fund in accordance with the Sub-Adviser’s proxy voting policies. As of the time the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall instruct the custodian and other parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser.
(h)	In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the Assets, except as permitted by the policies and procedures of the Fund. The Sub-Adviser shall not provide investment advice to any assets of the Fund other than the Assets.

(i)	On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, but shall not be required to, aggregate the order for securities to be sold or purchased. In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable to each entity.
2.	Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:
(a)	The Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)	By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);

(c)	Prospectus of the Fund; and

(d)	Policies and procedures of the Trust that govern the Sub-Adviser’s management of the Assets under this Agreement (as in effect on the date of this Agreement and as are amended from time to time).

3.	Confidential Treatment. It is understood that any information or recommendation supplied by, or produced by, the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded by the Fund and the Adviser as confidential and for use only by the Adviser and the Fund. Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and the Sub-Adviser, the Adviser, the Sub-Adviser and the Fund will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any Fund portfolio holdings information that identifies such portfolio holdings as part of the Assets unless such information is as of a date at least 30 days prior to its disclosure. In addition, the Adviser, the Sub-Adviser or the Fund may disclose such portfolio holdings information to certain third parties who have entered into a confidentiality agreement with the Fund.

4.	Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement. The fee will be calculated based on the average daily value of the Assets under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly.

5.	Limitation On the Sub-Adviser’s Obligations & Liability.
(a)	In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Adviser or the Fund for any act or omission in the course of, or connected with, rendering services hereunder.

(b)	The Sub-Adviser does not guarantee the future performance of the Assets or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of the Assets. The Adviser understands that investment decisions made for the Fund by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. The Sub-Adviser will manage only the Assets and in making investment decisions for the Fund, the Sub-Adviser will not consider any other securities, cash or other investments owned by the Fund.

(c)	Neither the Adviser nor the Sub-Adviser shall be liable for special, consequential or incidental damages.
6.	Indemnification.
(a)	The Sub-Adviser agrees to indemnify the Adviser for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) to which the Adviser may become subject

(“Losses”) as a direct result of the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided, however, that nothing contained herein shall require that the Adviser be indemnified for Losses that resulted from the Advisor’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; further provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

(b)	The Adviser agrees to indemnify the Sub-Adviser for, and hold it harmless against, any and all Losses to which the Sub-Adviser may become subject as a direct result of this Agreement or the Sub-Adviser’s performance of its duties hereunder; provided, however, that nothing contained herein shall require that the Sub-Adviser be indemnified for Losses that resulted from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided that the Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.
7.	Duration and Termination. This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on not more than 60 days’ written notice to the Adviser. This Agreement shall terminate automatically in the event of its assignment, or in the event of a termination of the Advisory Agreement. As used in this Paragraph 7, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.
8.	Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:
(a)	in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and
(b)	to the extent that the Sub-Adviser’s activities or services could affect the Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund and the Sub-Adviser (the policies and procedures referred to in this Paragraph 9(b), along with the policies and procedures referred to in Paragraph 9(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).
9.	Reporting of Compliance Matters. The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser’s compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. The Sub-Adviser shall make its officers and employees available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time to review the Sub-Adviser’s Compliance Program and its adherence thereto.

10.	Delegation To Third Parties. The Sub-Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable the Sub-Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, Sub- Adviser may provide information about the Fund to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. The Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the Sub-Adviser of any of its obligations under this Agreement.

11.	Disclosure. Neither the Fund nor the Adviser shall, without the prior written consent of the Sub-Adviser, make representations regarding or reference to the Sub-Adviser or any affiliates in any disclosure document, advertisement, sales literature or other promotional materials.

12.	Governing Law. This Agreement shall be governed by the internal laws of the State of New York, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14.	Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Pemberwick Investment Advisors, LLC
Attn: James P. Hussey, President
340 Pemberwick Road
Greenwich, CT 06831

To the Sub-Adviser at:	J. P. Morgan Investment Management Inc.
245 Park Avenue
New York, NY 10167
Attention: Funds — Legal

Copy to the Fund at:	FundVantage Trust
Attn: Joel Weiss, PresidentJ. P. Morgan
301 Belleview Parkway
Wilmington, DE 19890
15.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

Pemberwick Investment Advisors LLC		J.P. Morgan Investment Management Inc.

By:		By:

	Name:		Name:

	Title:		Title:

Schedule A
Pemberwick Fund

Schedule B
Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:
0.20% on the first $50 million of average daily value of the Assets;
0.15% on the next $50 million of average daily value of the Assets;
0.125% on the next $100 million of average daily value of the Assets’
0.10% on the next $100 million of average daily value of the Assets
0.08% on the next $200 million of average daily value of the Assets
0.06% on the next $500 million of average daily value of the Assets ;
0.04% on the average daily value of the Assets over $1 billion.
The fee will be calculated based on the average daily value of the Assets under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly.